Exhibit 99.2

The table below specifies the date, amount and weighted average price per ADS purchased by the Bill & Melinda Gates Foundation Trust (the “Trust”) during the period January 15, 2010 through January 28, 2010.  The Trust undertakes to provide upon request by the staff of the Securities and Exchange Commission full information regarding the number of ADSs purchased at each separate price.  All transactions were effected in the open market on the New York Stock Exchange or through Electronic Communication Networks.

Date of Purchase	Number of ADSs Purchased	Weighted Average Price Per ADS	Range of Price Paid
1/15/2010	5,000	$61.7081	$61.1400 - $61.9800
1/19/2010	7,650	$60.5241	$60.0600 - $61.0500
1/19/2010	4,200	$61.3604	$61.0800 - $61.8200
1/20/2010	14,616	$58.7075	$58.2000 - $59.1950
1/20/2010	6,175	$59.3906	$59.2000 - $59.9000
1/21/2010	17,700	$57.6115	$57.1700 - $58.1500
1/21/2010	1,500	$58.6470	$58.1800 - $58.8600
1/22/2010	1,708	$57.9500	$57.3500 - $58.3400
1/22/2010	3,292	$58.6106	$58.3500 - $58.9199
1/25/2010	9,850	$58.4958	$58.0500 - $59.0499
1/25/2010	1,350	$59.1307	$59.0500 - $59.2700
1/26/2010	8,600	$57.7973	$57.3800 - $58.3700
1/26/2010	4,500	$58.6305	$58.3800 - $58.9900
1/27/2010	6,550	$57.4064	$56.8800 - $57.8700
1/27/2010	14,150	$58.3021	$57.8800 - $58.8700
1/27/2010	2,150	$59.0353	$58.8900 - $59.1400
1/28/2010	14,450	$60.2185	$59.4100 - $60.4000
1/28/2010	12,600	$60.9087	$60.4100 - $61.4000
1/28/2010	3,000	$61.5850	$61.4100 - $61.7300